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                                  Exhibit 23.2


                       CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 31, 1995, with respect to the financial statements of MACESS Corporation included in the Registration Statement (Form S-4) of SunGard Data Systems Inc., dated October 10, 1995, for the registration of 1,990,000 shares of its common stock.

  We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-6425, 33-14984, 33-33602, 33-42345, 33-69650 and
  33-58515) of SunGard Data Systems Inc. of our report dated May 31, 1995, with respect to the financial statements of MACESS Corporation included in the Registration Statement (Form S-4) of SunGard Data Systems Inc. dated October 10, 1995.


  Ernst & Young LLP

  Birmingham, Alabama
  October 6, 1995